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Tesla, Inc.

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On October 12, 2025, Tesla, Inc. (“Tesla”) posted an article on X titled, “Setting the record straight,” a copy of which is attached hereto as Exhibit 1. On October 13, 2025, Robyn Denholm, Chair of the Board of Directors of Tesla, sent a message to certain Tesla shareholders via the Robinhood app, a copy of which is attached hereto as Exhibit 2. On October 14, 2025, Tesla sent a letter to its shareholders in connection with the 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”), a copy of which is attached hereto as Exhibit 3, and updated its website, www.VoteTesla.com, a copy of which is attached hereto as Exhibit 4. Also on October 14, 2025, Tesla posted on X, a copy of which is attached hereto as Exhibit 5. In addition, on October 14, 2025, Dr. Shane Goodwin, Executive Director, SMU Corporate Governance Initiative, a Governance Advisor to the Special Committee of Tesla’s Board of Directors, published an article in Fortune.com titled, “I advised Tesla’s Special Committee on Elon Musk’s historic incentive compensation package. Most critics are missing the point,” a copy of which is attached hereto as Exhibit 6.

Additional Information and Where to Find It

Tesla has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting. The Definitive Proxy Statement contains important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders are able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com.

Participant Information

Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in the Definitive Proxy Statement commencing on pages 130 and 152, respectively, and is available here. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Definitive Proxy Statement commencing on page 160 and is available here.

Exhibit 1

Exhibit 2

Tesla Shareholder Vote

Tesla encourages your vote on key company decisions for their upcoming meeting. Tap to get started.

Tesla will hold its 2025 Annual Meeting of Shareholders on November 6, 2025, and we are asking shareholders to vote in line with the Board’s recommendations on all proposals.

We are at a pivotal juncture in Tesla’s history, and the Annual Meeting proposals the Board has put forward will help determine Tesla’s future.

If you believe, like us, that Elon is the CEO that can make our ambitious vision a reality, vote now.

Robyn Denholm
Chair of the Tesla Board

Vote Now

Exhibit 3

Elect Directors Who Have Driven Value Creation Tesla’s vision — to create Sustainable Abundance for all — is incredibly ambitious and demands a carefully constructed Board that is capable of the challenge. Each of our directors — including Ira, Joe, and Kathleen — is up to the task. Our directors contribute unique skills, experience, temperaments, and perspectives to shape Tesla’s future and deliver what is the true cornerstone of good corporate governance: generating long-term shareholder returns. Our directors are hands-on, highly engaged with shareholders, and continuously responding to the ever-changing landscape in which Tesla operates. The 58 meetings convened by our Board and its Committees in 2024 — more than one meeting a week — underscore the commitment of our directors, who consistently go above and beyond to fulfill their responsibilities to Tesla and its shareholders. Our Board has established a governance approach that is uniquely suited to our unique company. At a company like Dear Fellow Shareholder, Certain Board proposals on the ballot this year are critical to the future of Tesla, including our efforts in retaining Elon, attracting talent at all levels of the organization, and propelling our vision forward — we need your support to make that happen. Vote with our Board to help turn our bold ambitions into reality. VoteTesla.com Vote “FOR” Proposal One Election of the Three Class III Directors Proposal Four Approval of the 2025 CEO Performance Award Proposal Three Approval of the A&R 2019 Equity Incentive Plan Tesla — with an ultra-ambitious mission, an extremely technical business led by a highly detail-oriented leadership team, and a CEO who is renowned for his ability to push an organization beyond what most people think is possible — a check-the-box approach to “standard” governance best practices doesn’t meet our mark. Sure — others take different approaches to governance, and we’re not here to challenge what they’ve done or tell them how to run their companies. We just know that what works for many others doesn’t work for Tesla. Rather, we think our company and you are best served through a set of governance policies designed to take into account the ambitions and demands of our business. And we believe our governance policies work. Since our IPO in 2010, we have substantially outperformed almost all peers and the broader market with respect to TSR. 1-year, 2-year, 5-year and since IPO TSR of 70%1 , 78%2, 211%3 and 39,140%4, respectively. Jun-10 Jan-13 Jul-15 Feb-18 Aug-20 Mar-23 Sep-25 Total Shareholder Return Since IPO4 39,140%

The Right Board to Oversee Our Ambitious Growth Plans The Class III directors up for re-election at this year’s Annual Meeting are three extremely talented and experienced individuals who are critical to Tesla’s continued growth and success. Our directors prioritize providing oversight to ensure the company and shareholders’ interests are protected and have the technical expertise necessary to identify and deliberate on Tesla’s key strategic issues in pursuit of these interests. They also have the right personal skills and disposition to challenge, disagree with, and drive the management team and each other to find the best solutions as they exercise independent judgment in doing right by shareholders. These directors, alongside our full Board, have overseen Tesla’s transformation from an upstart electric vehicle manufacturer to a provider of autonomous solutions that are changing the world, while delivering jaw-dropping shareholder value creation along the way. We need their insights and guidance for our next chapter. VoteTesla.com Ira Ehrenpreis Ira has tirelessly served as a fortifying mentor, steering Tesla through exceptional growth and leading the implementation of a successful governance framework, while exemplifying active, hands-on engagement with the business and leadership team. His deep technical knowledge enables in-depth debate and problem-solving on the key strategic issues for Tesla’s products and strategies. Joe Gebbia Joe is a visionary tech founder himself, leading Airbnb — one of the most successful tech companies — from startup to public company, making it a household name with worldwide operations. We will continue to benefit greatly from his entrepreneurial background and design expertise moving forward. Kathleen Wilson-Thompson Kathleen brings decades of legal and operational experience to our Board. Her service on the 2024 and 2025 special committees makes her a vital voice as we navigate Tesla’s next chapter. Her expertise in compensation, governance, and employment law fills an important need at Tesla given the talent wars for human capital in the emerging AI industries. 39,140% TSR4 Overseen since Ira joined the Board Overseen since Joe joined the Board 2,010% TSR6 Overseen since Kathleen joined the Board 62% TSR5

Vote WITH the Board’s Recommendations on ALL Proposals Tesla is at a critical inflection point. We have ambitious goals and, to achieve them, we must retain and incentivize Elon, maintain a strong corporate governance structure and keep our experienced and capable Board in place as we work to drive outsized value for all Tesla shareholders. We urge you to follow the Board’s recommendations for ALL proposals at this year’s Annual Meeting. The future of Tesla is in your hands. Thank you for your continued support. Sincerely, Robyn M. Denholm Chairperson of the Board Vote “FOR” Proposal One Election of the Three Class III Directors Proposal Four Approval of the 2025 CEO Performance Award Proposal Three Approval of the A&R 2019 Equity Incentive Plan A Board That Is Always Working for Shareholders This Board never sits still; it listens to shareholders, and responds. Our Board has an ongoing active and direct dialogue with shareholders, which helps inform the Board’s continuous evaluation of our corporate governance structure, practices, and policies. The Board also recognizes the unique attributes of Tesla and its leadership team and knows that driving meteoric growth can be achieved, but not by following the playbooks of other companies. We’ve painstakingly designed a governance model tailored to create and protect extraordinary shareholder value and support Tesla’s mission. For example, our Board prioritizes long-term shareholder returns — the cornerstone of good governance — by ensuring management incentives are strictly tied to the creation of extraordinary shareholder value. In an era when mediocre performance or short-term thinking is rewarded at the expense of long-term strategy, Tesla’s approach stands out for its creativity, rigor, and emphasis on accountability. Actions Taken to be Responsive to Shareholders Adding directors who are independent under the requirements of Nasdaq (Gebbia in 2022, Straubel in 2023, Hartung in 2025) Engaging with shareholders and voting to amend our bylaws to enable proxy access, after the proposal passed at the 2022 Annual Meeting Capping the aggregate loan or investment amount that can be collateralized by the pledged stock of our CEO Publishing an Impact Report annually since 2019 and providing disclosures based on the recommendations of TCFD and SASB Submitting Proposal Six at the 2025 Annual Meeting to eliminate applicable supermajority voting requirements Hosting an Investor Day in March 2023, addressing shareholder feedback requesting greater visibility into our business leaders and roadmap Enhancing proxy statement disclosures, including our discussion of our corporate governance approach, succession planning, risk oversight, committee engagement, and director skills

Don’t Wait — Vote Now! We urge you to vote WITH the Board’s recommendations on all proposals at our upcoming Annual Meeting on November 6. Please vote “FOR” Proposal One: Election of the Three Class III Directors, Proposal Three: Approval of the A&R 2019 Equity Incentive Plan and Proposal Four: Approval of the 2025 CEO Performance Award. If you need help voting your shares or have any questions, please contact our proxy solicitor, Innisfree M&A Incorporated. Vote by Phone Registered shareholders can locate the number on your proxy materials, dial the number indicated and follow the prompts. Vote by Mail Mark, sign and date the proxy card and return it in the pre-paid envelope provided. Vote Online Locate your control number on your proxy materials, visit the website listed and follow the instructions. If you have received proxy materials by e-mail, you can simply click the link and follow the instructions. Vote by QR Code If your proxy materials include a QR code, scan the QR code using your mobile device and follow the instructions. Banks and Brokers +1 (212) 750-5833 (collect) Shareholders +1 (877) 717-3936 (U.S. and Canada) OR +1 (412) 232-3651 (all other countries) Additional Information and Where to Find It Tesla, Inc. (“Tesla”) has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement on Schedule 14A (the “Definitive Proxy Statement”) and a proxy card with respect to its solicitation of proxies for Tesla’s 2025 Annual Meeting of Shareholders (the “2025 Annual Meeting”). The Definitive Proxy Statement contains important information about the matters to be voted on at the 2025 Annual Meeting. SHAREHOLDERS OF TESLA ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TESLA HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT TESLA AND THE MATTERS TO BE VOTED ON AT THE 2025 ANNUAL MEETING. Shareholders are able to obtain free copies of these documents, and other documents filed with the SEC by Tesla, through the website maintained by the SEC at www.sec.gov. In addition, shareholders are able to obtain free copies of these documents from Tesla by contacting Tesla’s Investor Relations by e-mail at ir@tesla.com, or by going to Tesla’s Investor Relations page on its website at ir.tesla.com. Participant Information Tesla, its directors (Elon Musk, Robyn Denholm, Ira Ehrenpreis, Joe Gebbia, Jack Hartung, James Murdoch, Kimbal Musk, JB Straubel and Kathleen Wilson-Thompson), and certain of its executive officers (Vaibhav Taneja and Tom Zhu) are deemed to be “participants” (as defined in Section 14(a) of the Securities Exchange Act of 1934, as amended) in the solicitation of proxies from Tesla’s shareholders in connection with the matters to be considered at the 2025 Annual Meeting. Information about the compensation of our named executive officers and our non-employee directors is set forth in the sections titled “Executive Compensation for Fiscal Year 2024” and “Compensation of Directors” in the Definitive Proxy Statement commencing on pages 130 and 152, respectively, and is available here: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318605/000110465925090866/tm252289-12_def14a.htm. Information regarding the participants’ holdings of Tesla’s securities can be found in the section titled “Ownership of Securities” in the Definitive Proxy Statement commencing on page 160 and is available here: https://www.sec.gov/ix?doc=/Archives/edgar/data/0001318605/00011046592509 0866/tm252289-12_def14a.htm. Tesla © 2025 VoteTesla.com 1. Total Shareholder Return (TSR) calculated from September 30, 2024 through close of business on September 30, 2025, based on Tesla, Inc. (TSLA) share price performance and reinvested dividends over the period. 2. Total Shareholder Return (TSR) calculated from September 30, 2023 through close of business on September 30, 2025, based on Tesla, Inc. (TSLA) share price performance and reinvested dividends over the period. 3. Total Shareholder Return (TSR) calculated from September 30, 2020 through close of business on September 30, 2025, based on Tesla, Inc. (TSLA) share price performance and reinvested dividends over the period. 4. Total Shareholder Return (TSR) calculated from June 29, 2010 (Tesla’s IPO price per share) through close of business on September 30, 2025, based on Tesla, Inc. (TSLA) share price performance and reinvested dividends over the period. 5. Total Shareholder Return (TSR) calculated from September 23, 2022 (last trading day prior to September 25, 2022) through close of business on September 30, 2025, based on Tesla, Inc. (TSLA) share price performance and reinvested dividends over the period. 6. Total Shareholder Return (TSR) calculated from December 27, 2018 through close of business on September 30, 2025, based on Tesla, Inc. (TSLA) share price performance and reinvested dividends over the period.

Exhibit 4

Exhibit 5

Exhibit 6

I advised Tesla’s Special Committee on Elon Musk’s historic incentive compensation package. Most critics are missing the point

Dr. Shane Goodwin is Executive Director of the SMU Corporate Governance Initiative, a collaborative effort between the Cox School of Business and Dedman School of Law at Southern Methodist University.

Fortune

By Dr. Shane Goodwin

14 October 2025

Dr. Shane Goodwin served as a Governance Advisor to the Tesla Board’s Special Committee on the development of Elon Musk’s incentive compensation proposals. The viewpoints expressed below reflect those of Dr. Goodwin and not necessarily those of the Tesla Board or its Special Committee.

There has been no shortage of headlines and clickbait opinions [fortune.com] from so-called “experts” about Tesla’s proposed compensation package for its once-in-a-generation CEO Elon Musk, yet most of them have thus far missed the point.

It’s easy to pass judgment from the metaphorical corporate governance ivory tower, but I was in the room as a governance advisor to the Tesla Board’s Special Committee and have a direct understanding of the thoughtful strategy behind this performance award. This plan was developed through a best-in-class corporate governance process. How do I know that? I have over 30 years of experience in corporate governance, M&A, and board leadership as an advisor, practitioner, educator, and expert witness — I’ve seen these processes play out countless times and know what effective and thoughtful board oversight looks like. Let me tell you why this is the right plan for Tesla and its shareholders.

This plan wouldn’t pay Elon based on promises — it is 100% contingent on a framework that requires achievement of market capitalization and operational milestones in support of his vision and ties his incentives directly to meeting those milestones. When you consider the details of the plan, it’s clear that creating extraordinary value for shareholders is the absolute priority.

While this compensation plan may be atypical and not what shareholders and governance experts are used to, it is a true corporate governance masterclass by the Tesla Board’s Special Committee. This is a real-world governance approach focused entirely on how to maximize long-term results for shareholders, the owners of Tesla. In an era when executive compensation philosophy is often criticized for rewarding mediocre performance or short-term thinking at the expense of long-term strategy, Tesla’s approach stands out for its rigor and emphasis on accountability. Elon wins ONLY if Tesla shareholders win, and win big.

Why now — retaining a visionary when it matters most

As Tesla’s focus shifts towards AI, robotics and sustainable energy products, the company is at an inflection point. The Board’s view is clear: Elon has a singular vision to lead Tesla forward, and retaining and motivating him is critical for the company’s future success. The Board recognized that standing still amidst Tesla’s evolution would be reckless and thus acted in the company’s best interest by taking swift action to secure Elon’s leadership when it mattered most.

The business risk of losing the leader who continues to drive Tesla’s innovation and attract the talent required to stand out in a crowded landscape is clear. The competition for top engineering and AI talent is getting hotter by the minute, and much of Tesla’s appeal as an employer and innovator is directly tied to Elon. The Board’s view is that Elon’s one-of-a-kind leadership is key not only to Tesla’s next phase of growth, but also to securing deep layers of impressive talent that are necessary to accomplish Tesla’s goals. The cost of losing that leadership would be far higher than the cost of a well-structured, performance-only award that is 100% aligned with shareholders.

Gold standard special committee process

Take it from a professor and former investment banker — the creation of this plan was not an academic exercise in corporate governance. A disinterested Special Committee conducted a seven-month process, retained its own legal, compensation, valuation, accounting, and governance advisors, negotiated directly with Elon and deliberated extensively among themselves with the full Tesla Board (excluding Elon and Kimbal Musk). The full report has been publicly filed to permit shareholders to scrutinize the process and the conclusions. The Board could not have been more transparent.

No results, no reward

While headlines are focusing on the numbers, this plan focuses on real results for Tesla and its shareholders — sustained market capitalization milestones, staggering adjusted EBITDA hurdles, real-world product deployment and Elon remaining in a leadership role at the company and developing the next generation of leaders — for Elon to get paid and receive any additional voting influence over Tesla’s strategic direction. This means his incentives are not just tied to hitting highly ambitious targets, but also to ensuring those results are sustained over the long haul. At the same time, the plan prudently addresses retention of Tesla’s visionary leader through vesting periods of up to 10 years after the grant date.

Voting power is the primary motivating factor for Elon. He has spoken publicly [x.com] about a desire for greater influence over the direction of Tesla’s AI deployment. This plan provides an opportunity for enhanced ownership, but not so much that Elon can’t still be overturned by his fellow shareholders.

The operational and financial milestones create clear alignment between shareholder value creation and Elon’s compensation. If Elon doesn’t deliver results, he gets nothing. If he falls short of a market capitalization milestone, there is no consolation prize. Essentially, the Special Committee and the Board have developed a construct in which Elon does not receive the full compensation or get to keep the associated voting rights under the award until he successfully oversees the creation of what could be the most valuable company in the world — and remains in a leadership role for the applicable vesting period.

Shareholders’ high-stakes decision

Responsible, shareholder-first governance ties leadership’s upside to sustained shareholder value, through a transparent and disinterested process. That’s exactly what Tesla has delivered.

Now, it’s up to shareholders to have the final say.

The opinions expressed in Fortune.com commentary pieces are solely the views of their authors and do not necessarily reflect the opinions and beliefs of Fortune.